Exhibit 99.1

July 21, 2023
Analysts: Tim Sedabres (timothy.sedabres@huntington.com), 952.745.2766
Media: Tracy Pesho (corpmedia@huntington.com), 216.206.1525

HUNTINGTON BANCSHARES INCORPORATED REPORTS 2023 SECOND-QUARTER EARNINGS
Solid Q2 Results Reflect Continued Momentum Demonstrated by Deposit Growth,
Expansion of Capital, and Exceptional Credit Performance

2023 Second-Quarter Highlights:
•Earnings per common share (EPS) for the quarter were $0.35, a decrease of $0.04 from the prior quarter, and flat from the year-ago quarter.
•Net interest income decreased $63 million, or 4%, from the prior quarter, and increased $85 million, or 7%, from the year-ago quarter.
•Pre-Provision Net Revenue (PPNR) decreased $42 million, or 5%, from the prior quarter to $802 million, and increased $68 million, or 9%, from the year-ago quarter. Excluding Notable Items, adjusted PPNR decreased $21 million, or 3%, from the prior quarter to $807 million, and increased $49 million, or 6%, from the year-ago quarter.
•Cash and cash equivalents and available contingent borrowing capacity of $88 billion at June 30, 2023, representing 205% of uninsured deposits.
•Ending total deposits increased $2.7 billion from the prior quarter and $2.6 billion from the year-ago quarter. Average total deposits decreased $585 million from the prior quarter and $551 million from the year-ago quarter.
◦Ending core deposits increased $2.5 billion from the prior quarter reflecting continued momentum in consumer deposit gathering and ongoing focus on acquiring and deepening primary bank relationships.
•Average total loans and leases increased $925 million, or 1%, from the prior quarter to $121.3 billion, and increased $7.4 billion, or 6%, from the year-ago quarter.
◦Average total commercial loans and leases increased $772 million, or 1%, and average total consumer loans increased $153 million from the prior quarter.
•Net charge-offs of 0.16% of average total loans and leases for the quarter.
•Nonperforming assets have declined for eight consecutive quarters to 0.46%.
•Allowance for credit losses (ACL) of $2.3 billion, or 1.93%, of total loans and leases at quarter end.
•Common Equity Tier 1 (CET1) risk-based capital ratio increased 27 basis points to 9.82%, continuing the trend of capital build.
•Tangible common equity (TCE) ratio increased 3 basis points to 5.80%.
•Huntington was ranked number one among regional banks in the J.D. Power 2023 U.S. Banking Mobile App Satisfaction Study for the fifth consecutive year.

COLUMBUS, Ohio – Huntington Bancshares Incorporated (Nasdaq: HBAN) reported net income for the 2023 second quarter of $559 million, or $0.35 per common share, an increase of $20 million, or flat per common share, from the year-ago quarter.
Return on average assets was 1.18%, return on average common equity was 12.7%, return on average tangible common equity (ROTCE) was 19.9%.
CEO Commentary:
"We are pleased to deliver solid financial performance for the second quarter,” said Steve Steinour, chairman, president, and CEO. “These results reflect the continued execution of our strategy and the strength of our balance sheet. We delivered sustained deposit growth, drove capital ratios higher and managed credit exceptionally well.

“Huntington's foundation has been built over many years reflecting our disciplined approach and consistent adherence to our aggregate moderate-to-low risk appetite. This position of strength enables us to outperform and capture opportunities that may arise given the current environment.

“Finally, we were honored to again be recognized by J.D. Power as the highest in customer satisfaction among regional banks for our mobile app for the fifth consecutive year. This accolade demonstrates our focus on customers and our innovative digital capabilities along with a differentiated customer experience. We believe our long-standing focus on improving the customer experience is a differentiator and positions us for continued growth."
Table 1 – Earnings Performance Summary

	2023		2022
(in millions, except per share data)	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
Net income attributable to Huntington	$559	$602	$645	$594	$539
Diluted earnings per common share	0.35	0.39	0.42	0.39	0.35

Return on average assets	1.18%	1.32%	1.41%	1.31%	1.22%
Return on average common equity	12.7	14.6	16.0	13.9	12.8
Return on average tangible common equity	19.9	23.1	26.0	21.9	19.9
Net interest margin	3.11	3.40	3.52	3.42	3.15
Efficiency ratio	55.9	55.6	54.0	54.4	57.3

Tangible book value per common share	$7.33	$7.32	$6.82	$6.40	$6.96
Cash dividends declared per common share	0.155	0.155	0.155	0.155	0.155

Average earning assets	$174,909	$169,112	$165,545	$164,024	$161,225
Average loans and leases	121,345	120,420	118,907	116,964	113,949
Average core deposits	140,736	141,077	140,696	141,691	141,802

Tangible common equity / tangible assets ratio	5.80%	5.77%	5.55%	5.32%	5.80%
Common equity Tier 1 risk-based capital ratio	9.82	9.55	9.36	9.27	9.05

NCOs as a % of average loans and leases	0.16%	0.19%	0.17%	0.15%	0.03%
NAL ratio	0.42	0.44	0.48	0.51	0.57
ACL as a % of total loans and leases	1.93	1.90	1.90	1.89	1.87

Table 2 lists certain items that we believe are important to understanding corporate performance and trends (see Basis of Presentation). There were no Notable Items in the three months ended June 30, 2023.
Table 2 – Notable Items Influencing Earnings

		Pretax Impact (1)	After-tax Impact (1)
($ in millions, except per share)		Amount	Net Income	EPS (2)
Three Months Ended March 31, 2023			$602	$0.39
•	RPS sale (noninterest income)	$57	$44	$0.03
•	Voluntary retirement program and organizational realignment expense (noninterest expense) (3)	(42)	(34)	(0.02)

Three Months Ended June 30, 2022			$539	$0.35
•	Acquisition-related expenses (4)	$(24)	$(19)	$(0.01)
(1)Favorable (unfavorable) impact.
(2)EPS reflected on a fully diluted basis.
(3)Voluntary retirement program ($36 million) and organizational realignment expense ($6 million).
(4)Includes TCF and Capstone acquisition-related expenses.

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 3 – Net Interest Income and Net Interest Margin Performance Summary

	2023		2022
($ in millions)	Second	First	Fourth	Third	Second	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$1,346	$1,409	$1,462	$1,404	$1,261	(4)%	7%
FTE adjustment	11	9	9	8	6	22	83
Net interest income - FTE	1,357	1,418	1,471	1,412	1,267	(4)	7
Noninterest income	495	512	499	498	485	(3)	2
Total revenue - FTE	$1,852	$1,930	$1,970	$1,910	$1,752	(4)%	6%

	2023		2022
	Second	First	Fourth	Third	Second	Change (bp)
Yield / Cost	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Total earning assets	5.13%	4.89%	4.46%	3.86%	3.33%	24	180
Total loans and leases	5.51	5.27	4.86	4.28	3.77	24	174
Total securities	3.82	3.56	3.26	2.74	2.24	26	158
Total interest-bearing liabilities	2.66	2.02	1.31	0.64	0.25	64	241
Total interest-bearing deposits	2.06	1.52	0.88	0.35	0.10	54	196

Net interest rate spread	2.47	2.87	3.15	3.22	3.08	(40)	(61)
Impact of noninterest-bearing funds on margin	0.64	0.53	0.37	0.20	0.07	11	57
Net interest margin	3.11%	3.40%	3.52%	3.42%	3.15%	(29)	(4)
See Pages 8-9 of Quarterly Financial Supplement for additional detail.

Fully-taxable equivalent (FTE) net interest income for the 2023 second quarter increased $90 million, or 7%, from the 2022 second quarter. The results primarily reflect a $13.7 billion, or 8%, increase in average earning assets, partially offset by a 4 basis point decrease in the net interest margin (NIM) to 3.11% and increase in average interest-bearing liabilities. The growth in average earning assets was primarily driven by higher cash balances and an increase in average loans and leases. The NIM compression was primarily driven by higher cost of funds and a 14 basis point impact from higher cash balances, partially offset by the higher rate environment driving an increase in loan and lease and investment security yields. Net interest income in the 2023 second quarter included $8 million of net interest income from purchase accounting accretion, compared to $16 million in the 2022 second quarter.
Compared to the 2023 first quarter, FTE net interest income decreased $61 million, or 4%, reflecting a 29 basis point decrease in NIM and higher average interest-bearing liabilities, partially offset by higher average earnings assets. The NIM decrease was driven by higher cost of funds and an 8 basis point impact from higher cash balances, partially offset by higher loan and lease and investment security yields. Net interest income in the 2023 first quarter included $10 million of net interest income from purchase accounting accretion.

Table 4 – Average Earning Assets (1)

	2023		2022
($ in billions)	Second	First	Fourth	Third	Second	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Commercial and industrial	$50.2	$49.0	$47.5	$46.0	$44.8	2%	12%
Commercial real estate	13.3	13.7	13.9	13.7	13.2	(2)	1
Lease financing	5.2	5.2	5.1	5.0	4.9	(1)	5
Total commercial	68.7	67.9	66.4	64.7	62.9	1	9
Residential mortgage	22.8	22.3	22.0	21.6	20.5	2	11
Automobile	12.9	13.2	13.3	13.5	13.6	(2)	(5)
Home equity	10.2	10.3	10.4	10.4	10.4	(1)	(2)
RV and marine	5.5	5.4	5.4	5.5	5.3	2	3
Other consumer	1.3	1.3	1.3	1.3	1.3	2	3
Total consumer	52.7	52.5	52.5	52.3	51.1	—	3
Total loans and leases	121.3	120.4	118.9	117.0	113.9	1	6
Total securities	41.7	41.9	41.1	42.6	42.6	—	(2)
Interest-bearing deposits at Federal Reserve Bank	11.1	6.1	4.6	3.2	3.5	81	213
Other earning assets	0.8	0.7	0.9	1.2	1.2	14	(33)
Total earning assets	$174.9	$169.1	$165.5	$164.0	$161.2	3%	8%
See Page 7 of Quarterly Financial Supplement for additional detail.
(1)During the 2023 second quarter, Huntington revised its process for assessing and monitoring the risk and performance of non-real estate secured commercial loans, primarily loans to REITs. These loans were reclassified from commercial real estate to the commercial and industrial loan category to align reporting with this process revision. All prior period results have been adjusted to conform to the current presentation.

Average earning assets for the 2023 second quarter increased $13.7 billion, or 8%, from the year-ago quarter, primarily reflecting a $7.5 billion, or 213%, increase in deposits at Federal Reserve Bank and a $7.4 billion, or 6%, increase in average total loans and leases, partially offset by a $826 million, or 2%, decrease in average securities. Average loan and lease balance increases were led by growth in average commercial loans and leases of $5.8 billion, or 9%, primarily driven by a $5.4 billion, or 12% increase in average commercial and industrial loans. Also, average consumer loans increased $1.6 billion, or 3%.

Compared to the 2023 first quarter, average earning assets increased $5.8 billion primarily reflecting a $5.0 billion, or 81%, increase in deposits at Federal Reserve Bank and a $925 million, or 1%, increase in average total loans and leases. Average loan and lease balance increases were primarily due to higher average commercial loans and leases of $772 million, or 1%, reflecting modest growth aligned with our optimization of loan growth focused on highest returns.

Table 5 – Liabilities

	2023		2022
	Second	First	Fourth	Third	Second	Change (%)
($ in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Average balances:
Demand deposits - noninterest-bearing	$34.6	$37.5	$39.9	$42.1	$42.4	(8)%	(18)%
Demand deposits - interest-bearing	39.7	40.7	42.7	42.1	41.7	(2)	(5)
Total demand deposits	74.3	78.2	82.6	84.2	84.1	(5)	(12)
Money market deposits	38.8	37.3	34.4	34.1	33.8	4	15
Savings and other domestic deposits	18.8	19.9	20.8	21.4	21.7	(5)	(13)
Core certificates of deposit	8.8	5.7	2.9	2.0	2.2	53	296
Total core deposits	140.7	141.1	140.7	141.7	141.8	—	(1)
Other domestic deposits of $250,000 or more	0.3	0.2	0.2	0.2	0.2	27	42
Negotiable CDs, brokered and other deposits	4.6	4.8	4.8	4.1	3.0	(7)	51
Total deposits	$145.6	$146.1	$145.7	$146.0	$145.0	—%	—%

Short-term borrowings	$5.2	$4.4	$0.5	$2.6	$2.1	20%	149%
Long-term debt	16.3	11.0	12.7	8.3	7.0	47	131
Total debt	$21.5	$15.4	$13.2	$10.9	$9.1	39%	135%

Total interest-bearing liabilities	$132.5	$124.1	$119.0	$114.8	$111.7	7%	19%

Period end balances:
Total core deposits	$142.9	$140.4	$142.1	$141.6	$141.5	2%	1%
Other deposits	5.1	4.9	5.8	4.7	3.9	6	31
Total deposits	$148.0	$145.3	$147.9	$146.3	$145.4	2%	2%
See Pages 6-7 of Quarterly Financial Supplement for additional detail.

Average total interest-bearing liabilities for the 2023 second quarter increased $20.7 billion, or 19%, from the year-ago quarter. Average total debt increased $12.4 billion, or 135%, driven by higher long and short-term Federal Home Loan Bank (FHLB) borrowings and new debt issuances reflecting actions taken as part of normal management of funding needs. Average total deposits increased $551 million, while average total core deposits decreased $1.1 billion, or 1%. The average total core deposit decrease was driven by lower average commercial core deposits of $2.6 billion, or 4%, partially offset by higher average consumer deposits of $1.6 billion, or 2%.
Compared to the 2023 first quarter, average total interest-bearing liabilities increased $8.4 billion, or 7%. Average total debt increased $6.1 billion, or 39%, driven by higher long and short-term FHLB borrowings reflecting management of funding needs. Average total deposits decreased $585 million, and average total core deposits decreased $341 million. The average total core deposit decrease was primarily driven by lower average commercial core deposits of $2.1 billion, or 3%, partially offset by higher average consumer core deposits of $1.8 billion, or 2%.

Ending total deposits as of June 30, 2023 increased $2.6 billion, or 2%, compared to a year-ago. The increase was driven by a $3.5 billion, or 5%, increase in core consumer deposits and a $1.2 billion, or 31%, increase in other deposits, partially offset by a $2.2 billion, or 3%, decrease in core commercial deposits.
Compared to March 31, 2023, ending total deposits increased $2.7 billion, or 2%. The increase was driven by a $2.1 billion, or 3%, increase in consumer core deposits, $318 million, or 1%, increase in commercial core deposits and a $300 million increase in other deposits.
Noninterest Income
Table 6 – Noninterest Income

	2023		2022
	Second	First	Fourth	Third	Second	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Service charges on deposit accounts	$87	$83	$89	$93	$105	5%	(17)%
Card and payment processing income	102	93	96	96	96	10	6
Capital markets fees	57	59	83	73	54	(3)	6
Trust and investment management services	68	62	61	60	63	10	8
Mortgage banking income	33	26	25	26	44	27	(25)
Leasing revenue	25	26	35	29	27	(4)	(7)
Insurance income	30	34	31	28	27	(12)	11
Gain on sale of loans	8	3	2	15	12	167	(33)
Bank owned life insurance income	16	16	15	13	11	0	45
Net (losses) gains on sales of securities	(5)	1	—	—	—	(600)	(100)
Other noninterest income	74	109	62	65	46	(32)	61
Total noninterest income	$495	$512	$499	$498	$485	(3)%	2%

Impact of Notable Item:
RPS sale (other noninterest income)	$—	$57	$—	$—	$—	(100)	—
Total adjusted noninterest income (Non-GAAP)	$495	$455	$499	$498	$485	9%	2%
See Page 11 of Quarterly Financial Supplement for additional detail.

Reported total noninterest income for the 2023 second quarter increased $10 million, or 2%, from the year-ago quarter primarily reflecting higher other noninterest income driven by an $18 million increase from favorable mark-to-market on pay-fixed swaptions. Additional increases include, higher card and payments processing of $6 million, or 6%, an increase in bank owned life insurance of $5 million, or 45%, and an increase in trust and investment management services of $5 million, or 8%. Partially offsetting these increases was a decrease in service charges on deposit accounts of $18 million, or 17%, primarily reflecting the impact from deposit pricing and program changes. Also, mortgage banking income decreased $11 million, or 25%, primarily reflecting lower net MSR risk management.
Total noninterest income decreased $17 million, or 3%, to $495 million for the 2023 second quarter, compared to $512 million for the 2023 first quarter. The decrease was primarily driven by the $57 million gain associated with the sale of the RPS business recognized in the 2023 first quarter. Partially offsetting this decrease was a $19 million increase from favorable mark-to-market on pay-fixed swaptions. Card and payment processing increased $9 million, or 10%, primarily driven by higher debit card usage. Mortgage banking income increased $7 million, or 27%, due to increases in origination volume, partially offset by lower saleable spreads. Trust and investment management services increased $6 million, or 10%.

Noninterest Expense
Table 7 – Noninterest Expense

	2023		2022
	Second	First	Fourth	Third	Second	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$613	$649	$630	$614	$577	(6)%	6%
Outside data processing and other services	148	151	147	145	153	(2)	(3)
Equipment	64	64	67	60	61	0	5
Net occupancy	54	60	61	63	58	(10)	(7)
Marketing	32	25	22	24	24	28	33
Professional services	21	16	21	18	19	31	11
Deposit and other insurance expense	23	20	14	15	20	15	15
Amortization of intangibles	13	13	13	13	13	—	—
Lease financing equipment depreciation	8	8	9	11	11	—	(27)
Other noninterest expense	74	80	93	90	82	(8)	(10)
Total noninterest expense	$1,050	$1,086	$1,077	$1,053	$1,018	(3)%	3%
(in thousands)
Average full-time equivalent employees	20.2	20.2	20.0	20.0	19.9	—%	2%

Table 8 - Impact of Notable Items

	2023		2022
	Second	First	Fourth	Third	Second
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Personnel costs	$—	$42	$—	$1	$2
Outside data processing and other services	—	—	2	2	12
Equipment	—	—	2	1	—
Net occupancy	—	—	10	6	6
Professional services	—	—	1	—	1
Deposit and other insurance expense	—	—	—	—	1
Other noninterest expense	—	—	—	—	2
Total noninterest expense	$—	$42	$15	$10	$24

Table 9 - Adjusted Noninterest Expense (Non-GAAP)

	2023		2022
	Second	First	Fourth	Third	Second	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$613	$607	$630	$613	$575	1%	7%
Outside data processing and other services	148	151	145	143	141	(2)	5
Equipment	64	64	65	59	61	—	5
Net occupancy	54	60	51	57	52	(10)	4
Marketing	32	25	22	24	24	28	33
Professional services	21	16	20	18	18	31	17
Deposit and other insurance expense	23	20	14	15	19	15	21
Amortization of intangibles	13	13	13	13	13	—	—
Lease financing equipment depreciation	8	8	9	11	11	—	(27)
Other noninterest expense	74	80	93	90	80	(8)	(8)
Total adjusted noninterest expense	$1,050	$1,044	$1,062	$1,043	$994	1%	6%

Reported total noninterest expense for the 2023 second quarter increased $32 million, or 3%, from the year-ago quarter. Excluding the impact from Notable Items, noninterest expense increased $56 million, or 6%, primarily driven by higher personnel costs of $38 million, or 7%, due to the full quarter impact of the Capstone acquisition and merit, higher marketing of $8 million, or 33%, reflecting actions taken to deepen and acquire new customer relationships, and higher outside data processing and other services of $7 million, or 5%, driven by higher technology investments.
Reported total noninterest expense decreased $36 million, or 3%, from the 2023 first quarter. Excluding the impact from Notable Items, noninterest expense increased $6 million, or 1%, primarily driven by an increase in marketing of $7 million, or 28%, reflecting actions taken to deepen and acquire new customer relationships, in addition to higher personnel costs of $6 million, or 1%, due to full quarter impact of merit increase, partially offset by lower payroll taxes. Partially offsetting these increases was a decrease of $6 million, or 10%, in net occupancy driven by seasonally lower maintenance and utilities.

Credit Quality
Table 10 – Credit Quality Metrics

	2023		2022
($ in millions)	June 30,	March 31,	December 31,	September 30,	June 30,
Total nonaccrual loans and leases	$510	$533	$569	$602	$657
Total other real estate, net	18	20	11	11	11
Other NPAs (1)	29	25	14	14	14
Total nonperforming assets	557	578	594	627	682
Accruing loans and leases past due 90+ days	173	185	207	223	212
NPAs + accruing loans & leases past due 90+ days	$730	$763	$801	$850	$894
NAL ratio (2)	0.42%	0.44%	0.48%	0.51%	0.57%
NPA ratio (3)	0.46	0.48	0.50	0.53	0.59
(NPAs+90 days)/(Loans+OREO)	0.60	0.63	0.67	0.72	0.77
Provision for credit losses	$92	$85	$91	$106	$67
Net charge-offs	49	57	50	44	8
Net charge-offs / Average total loans and leases	0.16%	0.19%	0.17%	0.15%	0.03%
Allowance for loans and lease losses (ALLL)	$2,177	$2,142	$2,121	$2,110	$2,074
Allowance for unfunded lending commitments	165	157	150	120	94
Allowance for credit losses (ACL)	$2,342	$2,299	$2,271	$2,230	$2,168
ALLL as a % of:
Total loans and leases	1.80%	1.77%	1.77%	1.79%	1.78%
NALs	427	402	373	351	316
NPAs	391	371	357	336	304
ACL as a % of:
Total loans and leases	1.93%	1.90%	1.90%	1.89%	1.87%
NALs	459	431	400	371	330
NPAs	420	398	382	355	318
(1)Other nonperforming assets include certain impaired securities and/or nonaccrual loans held-for-sale.
(2)Total NALs as a % of total loans and leases.
(3)Total NPAs as a % of sum of loans and leases, other real estate owned, and other NPAs.
See Pages 12-15 of Quarterly Financial Supplement for additional detail.

Nonperforming assets (NPAs) were $557 million, or 0.46%, of total loans and leases, OREO and other NPAs, compared to $682 million, or 0.59%, a year-ago. Nonaccrual loans and leases (NALs) were $510 million, or 0.42% of total loans and leases, compared to $657 million, or 0.57% of total loans and leases, a year-ago. On a linked quarter basis, NPAs decreased $21 million, or 4%, and NALs decreased $23 million, or 4%.
The provision for credit losses increased $25 million year-over-year and increased $7 million quarter-over-quarter to $92 million in the 2023 second quarter. Net charge-offs (NCOs) increased $41 million year-over-year and decreased $8 million quarter-over-quarter to $49 million. NCOs represented an annualized 0.16% of average loans and leases in the current quarter, up from 0.03% in the year-ago quarter and down from 0.19% in the prior quarter. The increase in NCOs year-over-year reflects the continued normalization of net charge-offs. Commercial and consumer net charge-offs remained low at 0.16% and 0.17%, respectively, for the 2023 second quarter.
The allowance for loan and lease losses (ALLL) increased $103 million from the year-ago quarter to $2.2 billion, or 1.80%, and allowance for credit losses (ACL) increased by $174 million from the year-ago quarter to $2.3 billion, or 1.93% of total loans and leases, primarily driven by loan and lease growth but also reflective of near-term recessionary risks. On a linked quarter basis, the ACL increased $43 million, resulting in the ACL coverage ratio increasing 3 basis points, to 1.93%.

Capital
Table 11 – Capital Ratios

	2023		2022
($ in billions)	June 30,	March 31,	December 31,	September 30,	June 30,
Tangible common equity / tangible assets ratio	5.80%	5.77%	5.55%	5.32%	5.80%
Common equity tier 1 risk-based capital ratio (1)	9.82	9.55	9.36	9.27	9.05
Regulatory Tier 1 risk-based capital ratio (1)	11.58	11.30	10.90	10.84	10.63
Regulatory Total risk-based capital ratio (1)	13.82	13.53	13.09	13.05	12.81
Total risk-weighted assets (1)	$141.4	$142.3	$141.9	$138.8	$137.8
(1)June 30, 2023 figures are estimated. Amounts are presented on a Basel III standardized approach basis for calculating risk-weighted assets. The capital ratios reflect Huntington’s 2020 election of a five-year transition to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period. As of March 31, 2023 and June 30, 2023, 50% of the cumulative CECL deferral has been phased in. As of June 30, 2022, September 30, 2022, and December 31, 2022, 25% of the cumulative CECL deferral has been phased in.
See Page 16 of Quarterly Financial Supplement for additional detail.

The tangible common equity to tangible assets ratio was 5.80% at June 30, 2023, up 3 basis points from last quarter due primarily to current period earnings. Common Equity Tier 1 (CET1) risk-based capital ratio was 9.82%, up from 9.55% from the prior quarter. The increase in regulatory capital ratios was primarily driven by current period earnings.

Income Taxes
The provision for income taxes was $134 million in the 2023 second quarter compared to $144 million in the 2023 first quarter. The effective tax rate for the 2023 second quarter and 2023 first quarter were 19.3% and 19.2%, respectively. The variance to the linked quarter effective tax rate relates primarily to a reduction in capital losses, offset by an increase in tax credits and the impact of stock-based compensation.
At June 30, 2023, we had a net federal deferred tax asset of $383 million and a net state deferred tax asset of $87 million.

Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on July 21, 2023, at 9:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (877) 407-8029; Conference ID #13739594. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through July 29, 2023 at (877) 660-6853 or (201) 612-7415; conference ID #13739594.
Please see the 2023 Second Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington's website, http://www.huntington.com.

About Huntington
Huntington Bancshares Incorporated is a $189 billion asset regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, The Huntington National Bank and its affiliates provide consumers, small and middle‐market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Huntington operates more than 1,000 branches in 11 states, with certain businesses operating in extended geographies. Visit Huntington.com for more information.
Caution regarding Forward-Looking Statements
The information contained or incorporated by reference in this Press Release on Form 8-K contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements, which are not historical facts and are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; deterioration in business and economic conditions, including persistent inflation, supply chain issues or labor shortages, instability in global economic conditions and geopolitical matters, as well as volatility in financial markets; the impact of pandemics, including the COVID-19 pandemic and related variants and mutations, and their impact on the global economy and financial market conditions and our business, results of operations, and financial condition; the impacts related to or resulting from recent bank failures and other volatility, including potential increased regulatory requirements and costs and potential impacts to macroeconomic conditions, which could affect the ability of depository institutions, including us, to attract and retain depositors and to borrow or raise capital; unexpected outflows of uninsured deposits which may require us to sell investment securities at a loss; rising interest rates which could negatively impact the value of our portfolio of investment securities; the loss of value of our investment portfolio which could negatively impact market perceptions of us and could lead to deposit withdrawals; the effects of social media on market perceptions of us and banks generally; cybersecurity risks; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve; volatility and disruptions in global capital and credit markets; movements in interest rates; transition away from LIBOR; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services including those implementing our “Fair Play” banking philosophy; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; and other factors that may affect the future results of Huntington. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, which are on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of Huntington’s website http://www.huntington.com, under the heading “Publications and Filings” and in other documents Huntington files with the SEC.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. Huntington does not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Basis of Presentation

Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, the financial supplement, conference call slides, or the Form 8-K related to this document, all of which can be found in the Investor Relations section of Huntington’s website, http://www.huntington.com.

Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities, and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Rounding
Please note that columns of data in this document may not add due to rounding.

Notable Items
From time to time, revenue, expenses, or taxes are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at that time to be infrequent or short term in nature. We refer to such items as “Notable Items.” Management believes it is useful to consider certain financial metrics with and without Notable Items, in order to enable a better understanding of company results, increase comparability of period-to-period results, and to evaluate and forecast those results.